Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

BioScience Health Innovations Inc.

14857 South Concord Park Drive

Bluffdale, UT 84065

We hereby consent to the use in the Prospectus constituting a part of this offering statement of our report dated March 30, 2026, relating to the consolidated financial statements of BioScience Health Innovations Inc. as of and for the years ended December 31, 2025 and 2024, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Mac Accounting Group & CPAs, LLP

Midvale, Utah

June [ ], 2026